Exhibit 10.6

LCI INDUSTRIES
2018 Omnibus Incentive Plan

Deferred Stock Unit Master Agreement

This is a Deferred Stock Unit Master Agreement (the “Agreement”), effective as of December 31, 2018, between LCI Industries, a Delaware corporation (the “Company”), and you, [                  ]. Any capitalized term used but not defined in this Agreement shall have the meaning set forth in the Plan (defined below) as it currently exists or as it is amended in the future.

Background

A. The Company maintains the LCI Industries 2018 Omnibus Incentive Plan (the “Plan”). Under the Plan, the Board has the authority to determine Awards and administer the Plan with respect to Awards involving Non-Employee Directors.

B. As a Non-Employee Director of the Company, you are entitled to receive (i) an annual cash retainer for service on the Board, (ii) other fees relating to your service as a chairperson of the Board or any committee of the Board, as applicable, and (iii) meeting fees for attendance at any Board or committee meeting in excess of 25 meetings during a year (as such retainer and fees payable to a Non-Employee Director of the Company may be changed from time to time, collectively, the “Director Fees”).

C. Per your election form (“Election Form”) which is incorporated into and made a part of this Agreement, you have elected to receive _____% of each Director Fee payment made during 2019 in the form of Deferred Stock Units (“DSUs”) each of which represents the right to receive one Share of the Company’s Stock (or, in certain circumstances, the cash value thereof). The number of DSUs to be credited to your account on each Grant Date (as defined below) will be determined by dividing (i) 115% of that portion of the Director Fees that otherwise would have been paid with respect to the calendar quarter in which the Grant Date occurs, but for your election in the Election Form by (ii) the Fair Market Value of a Share on the applicable Grant Date.

D. Each award of DSUs (“DSU Award”) granted during 2019 will be evidenced by a Grant Notification in the form attached hereto as Exhibit A, and each such Grant Notification when issued by the Company will be incorporated into and made a part of this Agreement. The terms and conditions of each quarterly DSU Award are set forth in this Agreement, including the applicable Grant Notification, as well as in the Plan document previously provided to you.

Terms and Conditions of DSU Awards

1.    Grant. Subject to Sections 7 and 8 below, on the last day of each calendar quarter during 2019 (each, a “Grant Date”), you will be granted the number of DSUs specified in the applicable Grant Notification which will be equal to the result of dividing (i) 115% of that portion of the Director Fees that otherwise would have been paid with respect to the calendar quarter in which the Grant Date occurs, but for your election in the Election Form by (ii) the Fair Market Value of a Share on the applicable Grant Date. Each DSU will represent the right to receive one Share of the Company’s common stock (or, in certain circumstances, the cash value thereof). The DSUs granted to you will be credited to an account in your name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the DSUs simply representing an unfunded and unsecured obligation of the Company.

2.    Restrictions on Units. Prior to settlement of the DSUs in accordance with Section 5, the DSUs subject to this Agreement may not be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 2 shall be of no effect.

3.    No Shareholder Rights. The DSUs subject to this Agreement do not entitle you to any rights of a shareholder of the Company’s common stock, except as otherwise set forth herein. You will not have any of the rights of a shareholder of the Company in connection with the grant of DSUs subject to this Agreement unless and until Shares are issued to you upon settlement of the Units as provided in Section 5.

4.    Vesting of DSUs. The DSUs subject to this Agreement are 100% vested as of their respective Grant Dates.

5.    Settlement of Units. Subject to Section 8, the Company shall cause to be issued and delivered to you, or to your designated beneficiary or estate in the event of your death, one Share in payment and settlement of each DSU subject to this Agreement on the date(s) specified in your Election Form. Delivery of Shares in settlement of a DSU Award subject to this Agreement shall be effected by an appropriate entry in the stock register maintained by the Company’s transfer agent with a notice of issuance provided to you, or by the electronic delivery of the Shares to a brokerage account you designate, and shall be subject to compliance with all applicable legal requirements, including compliance with the requirements of applicable federal and state securities laws.

6.    Dividend Equivalents. If a cash dividend is declared and paid by the Company with respect to its common stock, you will be credited as of the applicable dividend payment date with an additional number of DSUs (the “Dividend DSUs”) equal to (i) the total cash dividend you would have received if your then outstanding DSUs (including any previously credited Dividend DSUs) had been actual Shares, divided by (ii) the Fair Market Value of a Share as of the applicable dividend payment date (with the quotient rounded down to the nearest whole number). Once credited to your account, Dividend DSUs will be considered DSUs for all purposes of this Agreement.

7.    Termination of Service and Future Awards. Upon termination of your Service, you will no longer be entitled to receive any additional DSU Awards pursuant to this Agreement. Director Fees payable after the termination of your Service, if any, shall be payable in cash only.

8.    Change in Control. Upon a Change in Control within the meaning of Section 2(g)(3) of the Plan and after giving effect to the last sentence thereof, your outstanding DSU Awards will be settled in cash. The cash amount paid for each outstanding DSU shall be an amount in cash equal to the Fair Market Value of one Share immediately prior to the occurrence of the Change in Control.

9.    Changes in Capitalization. If an “equity restructuring” (as defined in Section 12 of the Plan) occurs that causes the per share value of the Shares to change, the Board shall make such equitable adjustments to any DSU subject to this Agreement as are contemplated by Section 12 of the Plan in order to avoid dilution or enlargement of your rights hereunder. The Board may make such equitable adjustments to any DSU subject to this Agreement as and to the extent provided in Section 12 of the Plan in connection with other changes in the Company’s capitalization contemplated by Section 12 of the Plan.

10.    Forfeiture of DSU Awards and Compensation Recovery. Notwithstanding any provision of this Agreement to the contrary, you understand that if any of the following occur: (i) a material violation by you of, or your failure to act upon or report known or suspected violations of, the Company’s Guidelines for Business Conduct, as amended from time to time, (ii) your conviction of, or a plea of nolo contendere with respect to, any felony, (iii) your commission of any criminal, fraudulent, or dishonest act in connection with your service as a director, (iv) your material breach of this Agreement which, if capable of remedy, continues for a period of 30 days without remedy thereof after your receipt of notice thereof or two or more such breaches occur in any two month period, (v) one or more instances of your willful misconduct or gross negligence that, individually or in the aggregate, is materially detrimental to the Company’s interests, (vi) a breach any of the covenants or provisions set forth in Section 10(a), 10(b) or 10(c) below unless compliance with the applicable portion of such covenants has been waived by the Board in its discretion, or (vii) a breach of any other agreement between you and the Company, then, in the discretion of the Board: (A) any unsettled portion of a DSU Award granted pursuant to this Agreement may be reduced, cancelled or forfeited, and (B) any settled portion of a DSU Award granted pursuant to this Agreement may be rescinded and recovered within one (1) year after the Company becomes aware of such activity, conduct or event. The Company shall notify you in writing of any such reduction, cancellation, forfeiture, rescission or recovery. Immediately after receiving such notice, you shall forfeit the applicable DSU Award(s) as well as the right to receive Shares that have not yet been issued pursuant to Section 5 to the extent indicated therein. If the written notice mandates the rescission or recovery of any settled portion of a DSU Award, then within ten (10) days of the date of such notice, you are required to (y) return to the Company the number of Shares that you received upon settlement of a DSU Award issued pursuant to this Agreement which have not been sold and (z) pay to the Company in cash an amount equal to the Fair Market Value of such Shares as of the respective settlement date(s) of the underlying DSUs (with respect to Shares received hereunder that you previously sold). The Company also shall be entitled to set-off against the amount of any such gain any amount owed to you by the Company.

(a)Non-Disclosure and Return of Confidential Information. You have or will be given access to and provided trade secrets, confidential and proprietary information, and other non-public information and data of or about the Company (and its Affiliates) and its business (“Confidential Information”) in the course of your Service which is of unique value to the Company. Examples of Confidential Information include, without limitation: confidential business or manufacturing processes; research and development information; inventions, improvements and designs; new product or marketing plans; business strategies and plans; merger and acquisition targets; financial and pricing information; computer programs, source codes, models and databases; analytical models; human resources strategies; customer lists and information; information received from or about third parties that the Company is obligated to keep confidential; supplier and vendor lists; and other information which is not generally available to the public. You agree not to disclose, publish or use Confidential Information, either during or after your Service is terminated, except (i) as necessary to perform your duties during your term of Service, (ii) as the Company may consent in writing, (iii) as required by law or judicial process, provided you (unless prohibited by applicable law) promptly notify the Company in writing of any subpoena or other judicial request for disclosure involving Confidential Information or trade secrets, and reasonably cooperate with any effort by the Company to obtain a protective order preserving the confidentiality of the Confidential Information or trade secrets, or (iv) in connection with reporting possible violations of law or regulations to any governmental agency or from making other disclosures protected under any applicable whistleblower laws. The confidentiality obligations set forth herein shall continue indefinitely, for so long as the Confidential Information remains confidential (and you understand that you will not be relieved of your obligations if the Confidential Information loses its confidential nature because of a breach of any of your obligations to the Company or its Affiliates). If this Agreement is enforced by a court applying the law of a jurisdiction where a time frame is required for a non-disclosure provision to be enforceable with respect to information that does not rise to the level of a trade secret, then your obligations with respect to such information will be in effect during your term of Service and for three years thereafter. You further agree to return any and all Confidential Information, whether in hard or electronic format, regardless of the location on which such information may reside, no later than three (3) business days following the termination of your Service. Notwithstanding anything to the contrary herein or in any policy of the Company, you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and you do not disclose the trade secret except pursuant to a court order. In the event a disclosure is made, and you file a lawsuit against the Company alleging that the Company retaliated against you because of your disclosure, you may disclose the relevant trade secret or confidential information to your attorney and may use the same in the court proceeding only if (x) you ensure that any court filing that includes the trade secret or confidential information at issue is made under seal; and (y) you do not otherwise disclose the trade secret or confidential information except as required by court order.
(b)Non-Disparagement. During your term of Service or afterward, you shall not, directly or indirectly, criticize, make any negative comments about or otherwise disparage the Company, its Affiliates or any persons or entities associated with any of them, whether orally, in writing, electronically or otherwise, directly or by implication, to any person or entity, including Company customers or agents; provided, however, that nothing in this Section 10(b) is intended to prohibit you from (i) making any disclosures or statements in good faith in the normal course of performing your duties or responsibilities for the Company during your Service; (ii) making any disclosures as may be required or compelled by law or legal process; or (iii) making any disclosures or providing any information to a governmental agency or entity, including without limitation in connection with a complaint by you against the Company or the investigation of any complaint against the Company.

(c)No Injurious, Detrimental or Prejudicial Conduct. Except as otherwise permitted in Section 10(b), during your term of Service or afterward, you shall not, directly or indirectly, engage in any conduct or inaction, or omit to take any action, which conduct, action or inaction is reasonably determined by the Board to be injurious, detrimental or prejudicial to the business or reputation of the Company or its Affiliates or any interest of the Company and its Affiliates, including, but not limited to, a violation of any material Company or Affiliate policy or a violation of any federal or state securities laws, rules or regulations or of any rule or other requirement of any securities exchanges on which the Company’s Shares may, at the time, be listed.
(d)Remedies. The parties expressly agree that the forfeiture and repayment obligations contained in this Section 10 do not constitute the Company’s exclusive remedy for your violation of this Section 10. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violation.

11.    Interpretation of This Agreement. All decisions and interpretations made by the Board with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon you and the Company. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

12.    Discontinuance of Service. Neither this Agreement nor any DSU Award subject to this Agreement shall confer on you any right with respect to continued Service with the Company or any of its Affiliates, nor interfere in any way with any rights to terminate such Service.

13.    DSU Awards Subject to Plan. The DSU Awards evidenced by this Agreement (including any Grant Notifications issued hereunder) are granted pursuant to the Plan, the terms of which are hereby made a part of this Agreement. This Agreement (including any Grant Notifications issued hereunder) shall in all respects be interpreted in accordance with the terms of the Plan. If any terms of this Agreement or any Grant Notification issued hereunder conflict with the terms of the Plan, the terms of the Plan shall control, except as the Plan specifically provides otherwise. This Agreement (including any Grant Notifications issued hereunder) and the Plan constitute the entire agreement of the parties with respect to the DSU Awards and supersede all prior oral or written negotiations, commitments, representations and agreements with respect thereto.

14.    Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Agreement and the DSU Awards issued hereunder reserve and keep available a sufficient number of Shares to satisfy this Agreement.

15.    Binding Effect. This Agreement shall be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.

16.    Governing Law; Venue; Waiver of Jury Trial.  To the extent not pre-empted by federal law, this Agreement, the parties’ performance hereunder, and the relationship between them shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof. Each party hereto agrees that any legal action arising out of or relating to this Agreement shall be commenced and maintained exclusively before any state or federal court having appropriate subject matter jurisdiction located in St. Joseph County, Indiana. Further, each party hereto irrevocably consents and submits to the personal jurisdiction and venue of such courts located in St. Joseph County, Indiana, and waives any right to challenge or otherwise object to personal jurisdiction or venue (including, without limitation, any objection based on inconvenient forum grounds) in any action commenced or maintained in such courts located in St. Joseph County, Indiana; provided, however, the foregoing shall not affect any applicable right a party may have to remove a legal action to federal court. EACH PARTY HERETO VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

17.    Amendment and Compliance with Code Section 409A and Fair Construction. Notwithstanding anything in the Plan or this Agreement to the contrary, you, the Company and the Board intend that all provisions of the Plan, this Agreement and the Election Form, in form and in operation, including but not limited to, the definitions of terms, elections to defer, and distributions, shall be made in accordance with and shall comply with Section 409A of the Code, and all other present and future Internal Revenue Service (“IRS”) guidance. The Company will amend the terms of the Plan, this Agreement and the Election Form, retroactively if necessary, to the extent required to comply with Section

409A of the Code and any relevant IRS guidance. No provision of the Plan, this Agreement and the Election Form shall be followed to the extent that following such provision would result in a violation of Section 409A of the Code or the relevant IRS guidance, and no election made by you hereunder, and no change made by you to a previous election, shall be accepted by the Company if it determines that acceptance of such election or change could violate any of the requirements of Section 409A of the Code or the IRS guidance.

18.    Tax Consequences. The Company and the Board make no representations concerning the tax consequences of participation in the Plan under Code Section 409A or any other federal, state or local tax law. Tax consequences will depend, in part, upon the application of relevant tax law, including Code Section 409A, to the relevant facts and circumstances. You agree that you have consulted an independent tax advisor regarding the tax consequences of this deferral.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company as of the date specified at the beginning of this Agreement, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding this Deferred Stock Unit Master Agreement.

PARTICIPANT:	LCI INDUSTRIES

By
Its

Exhibit A
LCI INDUSTRIES
2018 Omnibus Incentive Plan
Deferred Stock Unit Master Agreement

Grant Notification

LCI Industries (the “Company”), pursuant to its 2018 Omnibus Incentive Plan (the “Plan”) and a Deferred Stock Unit Master Agreement dated December 31, 2018 (the “Master Agreement”) between the Company and you, the Participant named below, hereby grants to you an award of Deferred Stock Units (“Units”), each such Unit representing the right to receive one share of the Company’s common stock (or, in certain circumstances, the cash value thereof). The terms and conditions of this Unit Award are set forth in this Grant Notification, the Master Agreement, and the Plan document, and these documents set forth the entire agreement between you and the Company regarding the grant to you of the number of Units shown in the table below.

Name of Participant:
Number of Units:	Grant Date:
Vesting Schedule:
Vesting Date [Grant Date]	Percentage of Units That Vest 100%

LCI INDUSTRIES

By:
Its: